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                                                                  EXHIBIT 3(i).1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 DELTAGEN, INC.


         Deltagen, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST: The name of this corporation is Deltagen, Inc.

         SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was January 30, 1997.

         THIRD: The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

         The name of this corporation is Deltagen, Inc.


                                   ARTICLE II

         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         A. CLASSES OF STOCK. The total number of shares of all classes of capital stock which this corporation shall have authority to issue is Forty-One Million Six Hundred Twenty-One Thousand Four Hundred Thirty (41,621,430) of which Twenty-Five Million (25,000,000) shares, par value of One Tenth of One Cent ($.001) per share, shall be Common Stock (the "Common Stock") and Sixteen Million Six Hundred Twenty-One Thousand Four Hundred Thirty (16,621,430) shares, par value of One Tenth of One Cent ($.001) per share, shall be Preferred Stock (the "Preferred Stock").

         The Preferred Stock shall be divided into series. The first series shall be designated the "Series A Preferred Stock" which series shall consist of 3,000,000 shares. The second series


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shall be designated the "Series B Preferred Stock" which series shall consist of
6,621,430 shares. The third series shall be designated the "Series C Preferred Stock" which series shall consist of 7,000,000 shares. Subject to compliance with the terms of Section 7 of Division B below, the Board of Directors may increase or decrease the number of shares in each series subsequent to the issue of shares in such series but not below the number of shares of such series then outstanding.

         B. RIGHTS PREFERENCES AND RESTRICTIONS OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:

         1.  DIVIDEND PROVISIONS.

         (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.08 per share of Series A Preferred Stock per annum whenever funds are legally available therefor, payable when, as and if declared by the Board of Directors. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.14 per share of Series B Preferred Stock per annum whenever funds are legally available therefor, payable when, as and if declared by the Board of Directors. The holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.29 per share of Series C Preferred Stock per annum whenever funds are legally available therefor, payable when, as and if declared by the Board of Directors. Such dividends shall be cumulative. Dividends, if declared, must be declared and paid with respect to all series of Preferred Stock contemporaneously, and if less than full dividends are declared, the same percentage of the dividend rate will be payable to each series of Preferred Stock.

         (b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and all holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock, Series B and Series C Preferred Stock were converted to Common Stock at the then effective conversion rate.


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         2.       LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock, by reason of their ownership thereof, an aggregate amount equal to $3.58 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") plus all accrued but unpaid dividends thereon (the "Series C Preferential Amount"), to be distributed to the holders of Series C Preferred Stock pro rata based upon the number of shares of Series C Preferred Stock held by each. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

         (b) After the distribution described in section (a) above has been paid, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.00 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") plus an amount equal to all declared but unpaid dividends on each such share and (ii) $1.75 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"), plus an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

         (c) After the distribution described in sections (a) and (b) above has been paid, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock).


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         3.       REDEMPTION. The holders of the Preferred Stock shall have the right to redemption of such stock as set forth in this Section 3.

         (a)      REDEMPTION REQUEST.

         (i) On or at any time after December 31, 2004, and upon the receipt by this corporation from the holders of (i) at least a majority of the Series C Preferred Stock, voting together as a separate class, of their written request for redemption hereunder of all or a portion of their shares, or (ii) at least 66-2/3% of the Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class, of their written request for redemption hereunder of all or a portion of their shares, this corporation shall, to the extent that it may lawfully do so, redeem the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock requested by such holders to be redeemed (the "Designated Shares"), as further provided in this
Section 3, by paying in cash therefor a sum equal to, in the case of the Series A Preferred Stock, the Original Series A Issue Price, plus all accrued but unpaid dividends thereon (the "Series A Redemption Price"), in the case of the Series B Preferred Stock, the Original Series B Issue Price, plus all accrued but unpaid dividends thereon (the "Series B Redemption Price") and, in the case of the Series C Preferred Stock, an amount equal to the greater of (x) the Original Series C Issue Price plus all accrued but unpaid dividends thereon and
(y) the fair market value of the Series C Preferred Stock, as determined in good faith by the Board of Directors and a majority of the Preferred Stock (the greater of such amounts herein referred to as the "Series C Redemption Price"). Upon the receipt of such redemption request, this corporation shall redeem 8.33% of the Designated Shares of each such series of Preferred Stock on the last day of the calendar quarter during which the request for redemption is received and shall redeem an equal number of such Designated Shares on the last day of the subsequent eleven calendar quarters. The redemption rights of the Series C Preferred Stock set forth in this Section 3 shall be prior and in preference to the redemption rights of the Series A Preferred Stock and the Series B Preferred Stock.

         (ii) The Series A Redemption Price, Series B Redemption Price and Series C Redemption Price are sometimes collectively referred to as the Redemption Price.

         (b)      PROCEDURES.

         (i) In the event of any redemption of only a part of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, this corporation shall effect such redemption pro rata according to the number of Designated Shares held by each holder thereof. In the event of any redemption of all or part of a then outstanding series of Preferred Stock, any holder thereof may avoid all or part of such redemption by converting into Common Stock, pursuant to Section 4 below, up to that number of shares of such holder's Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, scheduled to be redeemed in such redemption. Such holder may condition such conversion on deposit by this corporation of the Redemption Price for the shares to be redeemed pursuant to subsection 3(b)(iv) below.


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         (ii)     At least 15 but no more than 30 days prior to the date fixed for any redemption of a series of Preferred Stock (the "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of such series of Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the number of Designated Shares to be redeemed from such holder (the "Redemption Shares"), the Redemption Date, the Redemption Price for such series, the place at which payment may be obtained and the date on which such holder's conversion rights as to such shares terminate and calling upon such holder to surrender to this corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(b)(iii), on or after the Redemption Date, each holder of Redemption Shares shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Redemption Shares shall cease to accrue, all rights of the holders of such shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of Redemption Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in accordance with the provisions of subsection 3(b)(i) hereof. The Redemption Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the Redemption Shares which this corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

         (iv) Three days prior to the Redemption Date, this corporation shall deposit the Redemption Price of all Redemption Shares designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of such series of Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by this corporation pursuant to this subsection 3(b)(iv) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant


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to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any monies deposited by this corporation pursuant to this subsection 3(b)(iv) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to this corporation, provided that the shareholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of such series of Preferred Stock and payment of any bond requested by this corporation, to receive such monies but without interest from the Redemption Date.

         4. CONVERSION. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a)      RIGHT TO CONVERT; AUTOMATIC CONVERSION.

                  (i) Subject to subsection (c), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, the Original Series B Issue Price or the Original Series C Issue Price, as applicable, by the Conversion Price applicable to such shares in effect on the date the certificate for such share is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be the Original Series A Issue Price, the Original Series B Issue Price or the Original Series C Issue Price, respectively; provided, however, that the Conversion Price for shares of each such series of Preferred Stock shall be subject to adjustment as set forth in subsection 4(c) below.

                  (ii) Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series immediately upon the consummation of this corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, which results in aggregate gross proceeds to this corporation of at least $25,000,000, the public offering price of which was not less than $12.53 per share (as adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalization).

         (b) MECHANICS OF CONVERSION. Before any holder of shares of a series of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of such series of Preferred Stock, or to the


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nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering such series of Preferred Stock for conversion, be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of shares of such series of Preferred Stock shall not be deemed to have converted such shares of such series of Preferred Stock until immediately prior to the closing of such sale of securities.

         (c) CONVERSION PRICE ADJUSTMENTS OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK. The Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) (A) If this corporation shall issue after a Purchase Date (as defined below) any Additional Stock (as defined below) without consideration or for a consideration per share less than the then applicable Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, in effect on the date of and immediately prior to the issuance of such Additional Stock, the Conversion Price for each such series of Preferred Stock in effect immediately prior to each such issuance shall, after the date of issuance, be adjusted to a price equal to the quotient obtained by dividing the total of such Additional Stock (except as otherwise provided in this clause (i)) computed under clause
         (x) below by the total computed under clause (y) below as follows:

                  (x)      an amount equal to the sum of

                           (1) the aggregate consideration received for the shares of such series of Preferred Stock sold pursuant to the agreement (or addendum thereto) under which shares of such series of Preferred Stock were initially sold (the respective "Stock Purchase Agreement"); plus

                           (2) the aggregate consideration, if any, received by this corporation for all Additional Stock issued since the date upon which any shares of such series of Preferred Stock were initially issued (in each case, a "Purchase Date");

                  (y)      an amount equal to the sum of

                           (1) the aggregate consideration received for the shares of such series of Preferred Stock sold pursuant to the Stock Purchase Agreement divided


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         by the Conversion Price for such shares in effect at the respective
         Purchase Date (or such higher or lower Conversion Price for such series as results from the application of subsections 4(c)(iii) and (iv) and assuming that this Amended and Restated Certificate of Incorporation was in effect as of the applicable Purchase Date); plus

                           (2) the number of shares of Additional Stock issued since a Purchase Date (increased or decreased to the extent that the number of such shares of Additional Stock shall have been increased or decreased as the result of the application of subsections 4(c)(iii) and (iv)).

                  (B) No adjustment of the Conversion Price for such series of Preferred Stock shall be made in an amount less than one cent per share, provided that any such adjustment which is not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made on the three-year anniversary of the date of the event giving rise to such adjustment being carried forward. Except to the limited extent provided for in subsections
         (E)(3) and (E)(4), no adjustment of such Conversion Price for such series of Preferred Stock pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price for such series of Preferred Stock above the Conversion Price for that series in effect immediately prior to such adjustment.

                  (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, and a majority of the Preferred Stock voting together, irrespective of any accounting treatment.

                  (E) In the case of the issuance (whether before, on or after a Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), and the following provisions shall apply for all purposes of this subsection 4(c)(i) and subsection 4(c)(ii):

                           (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking


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         into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                           (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and
         (c)(i)(D)).

                           (3) In the event of any change in the number of shares of Common Stock deliverable or any increase or decrease in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of such series of Preferred Stock to the extent in any way affected by or computed based upon such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                           (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of such series of Preferred Stock to the extent in any way affected by or computed based upon such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights upon the conversion or exchange of such securities or upon the exercise


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         of the options or rights related to such securities; provided, however, that this section shall not have any effect on any conversion of Series A Preferred Stock or Series B Preferred Stock prior to such expiration or termination.

                  (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this corporation after a Purchase Date, other than

                  (A) Common Stock issued pursuant to a transaction described in subsection 4(c)(iii) hereof,

                  (B) up to 2,756,780 shares of Common Stock (net of repurchased shares and lapsed options), issued or issuable to employees, directors, consultants or advisors directly or pursuant to a stock option plan or a restricted stock purchase plan approved by the directors of this corporation, or

                  (C) Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

                  (iii) In the event this corporation should at any time or from time to time after a Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 4(c)(i)(E).

                  (iv) If the number of shares of Common Stock outstanding at any time after a Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be decreased in proportion to such decrease in outstanding shares.

         (d) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or


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other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

         (e) RECAPITALIZATION. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 5), provision shall be made so that the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and holders of Series C Preferred Stock shall thereafter be entitled to receive upon conversion of their Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as the case may be, the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and holders of Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

         (f) NO IMPAIRMENT. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of Series C Preferred Stock against impairment.

         (g)      FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                  (i) No fractional shares shall be issued upon conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon such conversion shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to this
         Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

         (h) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, each holder of Series B Preferred Stock and each holder of Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such series of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         (j) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of any series of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

         5.        MERGER CONSOLIDATION.

         (a) A consolidation, merger or other reorganization of this corporation with or into another corporation or other entity or person in which this corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of this corporation's properties and assets to any other person, or any transaction or series of related transactions by this corporation in which an excess of 50% of this corporation's voting power is transferred shall be deemed to be a liquidation for all purposes of Section 2 hereof, unless this corporation's stockholders of record immediately prior to such merger, consolidation, reorganization, sale or transaction are holders of more than 50% of the voting equity securities of the surviving corporation.

         (b) Any securities to be delivered to the holders of Preferred Stock and Common Stock pursuant to subsection 5(a) above shall be valued as follows:

                  (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                           (A) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three days prior to the closing;

                           (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (as applicable) over the 30-day period ending three days prior to the closing; and

                           (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors of this corporation and the holders of a majority of the then outstanding shares of Preferred Stock.

                  (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely be virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or
         (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of this corporation and the holders of a majority of the then outstanding shares of Preferred Stock.

         (c) In the event the requirements of subsections 5(a) and 5(b) are not complied with, this corporation shall forthwith either:

                  (i) cause such closing to be postponed until such time as the requirements of this Section 5 have been complied with, or

                  (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 5(d) hereof.

         (d) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place earlier than 20 days after this corporation has given the first notice provided for herein or earlier than ten days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of the Preferred Stock then outstanding.

         (e) The provisions of this Section 5 are in addition to the protective provisions of Section 7 hereof.

         6.       VOTING RIGHTS.

         (a) The holder of each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted. In all cases any fractional share, determined on an aggregate as-converted basis, shall be rounded to the nearest whole share (with one-half being rounded upward). With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

         (b) The number of directors of the Company shall be seven, one of whom shall be the Chief Executive Officer. The holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one director of this corporation, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two directors of this corporation, the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect two directors of this corporation, and the holders of the Preferred Stock and the Common Stock, voting as a separate class, shall be entitled to elect one director of this corporation.

         In the case of any vacancy (other than a vacancy caused by removal) in the office of director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 6(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by and only by, the affirmative vote of the holders of the shares of such class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for such purpose or pursuant to written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent of such holders. Any amendment to this Section 6(b) shall require the affirmative vote of the holders of the shares of at least a majority of each class or series of stock entitled to elect directors hereunder.

         7.  PROTECTIVE PROVISIONS.

         (a) So long as shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66 2/3 % of the then outstanding shares of Preferred Stock (voting together as a single class, and not as separate series, in accordance with Section 6):

                  (i) sell, convey, lease or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of this corporation is disposed of;

                  (ii) alter or change the rights, preferences or privileges of the shares of the Preferred Stock so as to affect adversely the shares; or

                  (iii) increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock; or

                  (iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights equal or superior to any of the rights of the Preferred Stock under this Section 7;

                  (v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary of it pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or service or (ii) the redemption of any share or shares of Preferred Stock in accordance with Section 3;

                  (vi) declare or pay any dividends on this corporation's capital stock; or

                  (vii) change this corporation's authorized number of directors as set forth in Section 6(b) hereof.

         (b) So long as shares of Series C Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66 2/3 % of the then outstanding shares of Series C Preferred Stock (voting together as a single series):

                  (i) sell, convey, lease or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of this corporation is disposed of;

                  (ii) alter or change the rights, preferences or privileges of the shares of the Series C Preferred Stock so as to affect adversely the shares; or

                  (iii) increase or decrease (other than by redemption or conversion) the authorized number of shares of Series C Preferred Stock; or

                  (iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series C Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights equal or superior to any of the rights of the Series C Preferred Stock under this Section 7;

                  (v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary of it pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or service or (ii) the redemption of any share or shares of Series A Preferred Stock or Series B Preferred Stock in accordance with Section 3;

                  (vi) declare or pay any dividends on this corporation's capital stock;

                  (vii) change this corporation's authorized number of directors as set forth in Section 6(b) hereof;

                  (viii)   incur debt in excess of $2,500,000;

                  (ix) grant an exclusive license to any of the corporation's technology (other than in the ordinary course of business; or

                  (x) amend or waive any provisions in this Certificate of Incorporation or the Bylaws of the corporation which affect adversely the Series C Preferred Stock.

         8. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be canceled and shall not be issuable by this corporation, and the Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

         C.       COMMON STOCK.

         1. RELATIVE RIGHTS OF PREFERRED STOCK AND COMMON STOCK. All preferences, voting powers, relative, participating optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of Preferred Stock.

         2. VOTING RIGHTS. Except as otherwise required by law or this Restated Certificate, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of this corporation for the election of directors and on all matters submitted to a vote of stockholders of this corporation.

         3. DIVIDENDS. Subject to the preferential rights of the Preferred Stock set forth in Section B(1) of this Article IV, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of this corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

         4. DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of this corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled to participate in any distribution of the assets of this corporation in accordance with Section B(2) of this Article IV.

         5. MERGER, CONSOLIDATION. In the event of a reorganization, merger, consolidation or sale of this corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock pursuant to Section B(5) of this Article IV of Division B hereof, the holders of Common Stock shall be entitled to participate in any distribution of the remaining stock or other securities or property to be issued to this corporation or its stockholders in accordance with such Section 5.

                                    ARTICLE V

         This corporation is to have perpetual existence.


                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

         A. The Board of Directors of this corporation is expressly authorized to adopt, amend or repeal the bylaws of this corporation; provided, however, that the bylaws may only be amended in accordance with the provisions thereof.

         B. Elections of directors need not be by written ballot unless the bylaws of this corporation shall so provide.

         C. The books of this corporation may be kept at such place within or without the State of Delaware as the bylaws of this corporation may provide or as may be designated from time to time by the Board of Directors of this corporation.

                                   ARTICLE VII

         To the fullest extent permitted by Delaware General Corporation Law as it now exists or as it may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then, after approval by the stockholders of this Article, the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

         Any amendment, repeal or modification of the foregoing provisions of this Article VII, or the adoption of any provision in an amended or restated Certificate of Incorporation inconsistent with this Article VII, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

                                  ARTICLE VIII

         To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) such agents of this corporation (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders and others.

         Any amendment, repeal or modification of any of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

                                   ARTICLE IX

         Except as provided in Section 7 of Article IV hereof, this corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

         FOURTH: This Amended and Restated Certificate was duly adopted by the Board of Directors of this corporation.

         FIFTH: This Amended and Restated Certificate was duly adopted by written consent of the stockholders in accordance with sections 228, 245 and 242 of the General Corporation Law of the State of Delaware and written notice of such action has been given as provided in section 228.

         [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, said Deltagen, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Secretary, Augustine
G. Yee, this ____ day of January, 2000.

                                          Deltagen, Inc.


                                          By     /s/ Augustine G. Yee
                                             ---------------------------------
                                                     Augustine G. Yee
                                                         Secretary